Exhibit 23.2
Consent of Independent Registered Public Accounting Firm
The Board of Directors
Fidelity National Information Services, Inc.:
We consent to the use of our reports dated February 27, 2009, with respect to the consolidated balance sheets of Fidelity National Information Services, Inc. and subsidiaries (the Company) as of December 31, 2008 and 2007, and the related consolidated statements of earnings, stockholders’ equity, cash flows, and comprehensive earnings for each of the years in the three-year period ended December 31, 2008, and the effectiveness of internal control over financial reporting as of December 31, 2008, incorporated by reference in this Registration Statement on Form S-4, and to the reference to our firm under the heading “Experts” in the proxy statement/prospectus included therein.
As discussed in notes 1 and 4 to the consolidated financial statements, the Company completed a spin-off of its Lender Processing Services segment on July 2, 2008.
/s/ KPMG LLP

May 1, 2009
Jacksonville, Florida
Certified Public Accountants